Exhibit 4.16

ANNOUNCEMENT OF COMMENCEMENT OF PUBLIC DISTRIBUTION

OF THE FIRST ISSUE OF COMMERCIAL PAPER SECURITIES

BY

CEMIG DISTRIBUIÇÃO S.A.

CNPJ n.º 06.981.180/0001-16

Av. Barbacena, 1200, 17th Floor, A1 Wing, Bairro Santo Agostinho

Belo Horizonte, Minas Gerais, Brazil

ISIN: BRCMGDNPM001

Lead Manager:

In the amount of

R$ 300,000,000.00

1. CORPORATE DECISIONS

The First Issue of Commercial Promissory Notes (“the Offering”, “the Issue”, and “the Securities”) was approved by the Board of Directors of Cemig Distribuição S.A. (“Cemig D”, the “Issuer” or “the Company”) at a meeting held on June 29, 2006.

2. INFORMATION ABOUT THE ISSUE

2.1. Total amount of the Issue

The total amount of the issue is R$ 300,000,000.00 (three hundred million Reais).

2.2. Quantity of Securities

The issue is made up of 30 (thirty) Commercial Paper Securities (Promissory Notes).

2.3. Nominal unit value

The par value (“the Nominal Unit Value”) of the Securities is R$ 10,000,000.00 (ten million Reais).

2.4. Series

The Securities will be issued in a single series.

2.5. Remuneration

Remuneration interest shall be due, at the rate of 103% (one hundred and three per cent) of the average daily rate for interbank deposits known as the “DI over extra-grupo Rate”, on the Nominal Unit Value, expressed in the form of an annual rate in per cent, on the 252 (two-hundred-and-fifty-two)-business-day, calculated and published daily by the CETIP (Custody and Settlement Chamber) in its daily bulletin available on its Internet page (http://www.cetip.com.br) (“The DI Rate” and “the Remuneration”). The Remuneration shall be calculated exponentially and cumulatively pro rata tempore per business day, applicable to the Nominal Unit Value from the date of the actual subscription and paying-up (“Issue Date”) of the Securities up to the Maturity Date, in accordance with the following formula:

J = VNe x (InterestFactor–1),

Where:

J =                                unit value of the remuneration interest, calculated to 6 (six) decimal places, without rounding, payable at the end of the Capitalization Period.

VNe =             the Nominal Value of the issue, published/calculated to 6 (six) decimal places, without rounding.

InterestFactor  =   product of the DI Rates, summed exponentially with a percentage factor, from the start date of the Capitalization Period, inclusive, up to the date of termination of Capitalization Period exclusive, calculated to 8 (eight) decimal places, without rounding, as found by the following formula:

Where:

n =                              the total number of days of the DI Rate used in the updating of the asset, where “n” is a whole number.

P =                             103% (percentage applied to the DI Rate).

TDIk =         the DI Rate, expressed by day, calculated to 8 (eight) decimal places, with rounding, as follows:

Where:

DIk =                 The DI Rate published by CETIP, valid for 1 (one) business day (“overnight”), used to 2 (two) decimal places.

“Capitalization Period”:       This is the time interval starting on the Issue Date, inclusive, and ending on the date of payment of the Nominal Unit Value of the Security, exclusive, plus the Remuneration.

If at any time during the period of validity of the Securities the DI Rate is not published, the last previous available DI Rate shall be applied, and in this event no offsetting between the Issuer and the holders of the Securities shall be payable when the DI Rate that would be applicable is subsequently published.

If the DI Rate ceases to be published for a period of more than 10 (ten) days, or if it is abolished or if there is a legal  impossibility of application of the DI Rate to the Securities, the legal parameter which is established, if any, shall be used in substitution of it. If there is not a substitute legal parameter for the DI Rate, then the weighted average rate of remuneration of Brazilian short-term federal public securities with maturity of 90 (ninety) days traded in the prior 30 (thirty) days, at the time of the occurrence, shall be used.

2.6. Date of Issue and form of paying-up

For all intents and purposes, the Date of Issue of the securities shall be the date of their actual subscription and paying-up (“the Issue Date”). The securities shall be subscribed for Nominal Unit Value, in Brazilian currency, at sight, on the date of subscription

2.7. Subscription Price

The securities shall be subscribed for their Nominal Unit Value (“the Subscription Price”).

2.8. Period of subscription and paying-up

The Securities must be subscribed and paid-up within 8 (eight) business days from the date of publication of this Announcement of Commencement of Distribution of Commercial Paper Securities (“the Commencement Announcement”), subject to the provisions of item 4.2 below.

2.9. Form

The Security shall be nominal, and issued in physical form, and shall be held on deposit with an institution qualified to provide the services of custody. The Securities shall be nominal and shall be transferred by nominal endorsement, resulting in simple transfer of ownership.

2.10. Guarantee

The Securities are guaranteed by a guarantee given by Companhia Energética de Minas Gerais – Cemig (“Cemig”, or “the Guarantor”).

The Lead Manager warrants that the guarantee by CEMIG was duly constituted by signature of its legal representatives on the reverse side of the physical issued form of each of the Securities, guaranteeing the totality of the debt represented by them, and the guarantee in question was duly approved by a meeting of the Board of Directors of CEMIG held on June 29, 2006, and is, thus, fully enforceable against CEMIG.

2.11. Use of proceeds

The proceeds from the public distribution of the Securities shall be used to strengthen the Company’s cash position in relation to debt becoming due since January 2006, and for payment of debt becoming due during the rest of the year.

2.12. Early redemption

The Company may effect early redemption of the Securities, at its exclusive option, provided that the holders thereof are in agreement, in accordance with the applicable legislation. In the event of partial early redemption, this shall take place by lottery, in accordance with Paragraph one of Article 55 of Law 6404 of December 17, 1976.

2.13. Period of Maturity

The maturity period of the Promissory Notes shall be 90 (ninety) calendar days from the date of subscription (“the Maturity Date”).

2.14. Early maturity events

The holders of the Securities may declare automatic early maturity of all the obligations arising from the Securities that they hold and demand immediate payment by the issuer of the Nominal Unit Value of the Securities plus the Remuneration and charges calculated pro rata tempore, from the Issue Date, by letter formally delivered or with advice of receipt addressed to the head office of the Issuer, in any of the following events:

(i)            decree of bankruptcy of the Issuer and/or the Guarantor; or dissolution and/or liquidation of the Issuer and/or Guarantor; or application for judicial or out-of-Court recovery or bankruptcy formulated by the Issuer and/or Guarantor; or further, any analogous event which may characterize a state of insolvency, including agreement with creditors, in accordance with the applicable legislation;

(ii)           legitimate and reiterated protest of securities against the Issuer with individual or aggregate value unpaid exceeding R$ 50,000,000.00 (fifty million Reais), unless the protest shall have been filed in error of due to bad faith of third parties, and provided this is validly proven by the Issuer, or if it is canceled or, further, validly contested in the Courts, in any event, within a maximum period of 30 (thirty days) calendar days from the date of maturity of the obligations;

(iii)          early maturity of any pecuniary obligation of the Issuer and/or the Guarantor, arising from default on an obligation to pay any individual or aggregate amount in excess of R$ 50,000,000.00 (fifty million Reais);

(iv)          change, transfer or direct or indirect assignment of the stockholding control of the Issuer and/or Guarantor, other than by legal order, without the prior consent of the holders;

(v)           absorption of the Issuer by another company, split or merger of the Issuer and/or of the Guarantor, unless by legal orders;

(vi)          privatization of the Issuer and/or Guarantor;

(vii)         termination, for any reason whatsoever, of any of the concession contracts held by the Issuer and/ or Guarantor; or

(viii)        unjustified default by the Issuer and/ or Guarantor, or absence of legal and/or Court measures required for the non-payment of any debt or any obligation to pay, under any agreement in which either or both are lender or guarantor, with individual or aggregate amount exceeding R$ 50,000,000.00 (fifty million Reais).

2.15.  Placement regime

The Lead Manager shall carry out the distribution of the Securities on the Firm Guarantee of Subscription basis.

2.16 Trading

The Securities shall be traded in the over-the-counter market, through the NOTA system.

2.17. Place of payment

The payments relating to the Securities shall be carried out in accordance with the procedures of CETIP, for the Securities registered on the NOTA, or, for the holders of the Securities who are not linked to the third system, at the head office of the Issuer.

2.18. Charges for arrears

If there is a failure of punctuality in the payment of any amount payable to the holders of the Securities, the overdue units shall be subject to: (a) arrears interest calculated from the day of default to the date of actual payment, at the rate of 1% (one per cent)

per month, on the amount owed, independently of the price, or notification or action in or outside the Courts; and (b) a conventional arrears penalty payment, irreducible and of a compensatory nature, of 2% (two per cent) on the amount due and unpaid.

2.19. Target public

The Offering shall be destined solely and exclusively to qualified investors, as defined by Article 109, sub-item (i) of CVM Instruction 409 of 18 August 18, 2004 (“Qualified Investors”).

Any other investors who are not Qualified Investors should be fully aware that the present offering is not appropriate, since it is destined exclusively for Qualified Investors who have sufficient specialization and knowledge to take an independent investment decision on the proper grounds.

3. STATEMENT BY THE COMPANY AND THE LEAD MANAGER

3.1. Under the applicable regulations, the Issuer is responsible for the veracity of the information contained in the Commencement Announcement and warrants that that information is true, correct, consistent and sufficient, in accordance with a statement given by the Issuer pursuant to Article 56 of CVM Instruction 400, of December 29, 2003 (“CVM Instruction 400/03”), which was signed by its statutory Directors Mr. Djalma Bastos de Morais and Mr. Flávio Decat de Moura.

3.2. The Lead Manager warrants that it has taken all the measures of care and acted with high standards of diligence to ensure that all the information provided to the market on the occasion of the registry and the public distribution is true, consistent, correct and sufficient, in accordance with the statement given by the Lead Manager pursuant to Article 56 of CVM instruction 400/03, which was signed by its Managing Director Mr. Francisco Cláudio Duda.

4. DISTRIBUTION PROCEDURE

4.1. The Securities shall be the object of a public distribution, intermediated by financial institutions that are part of the Securities Distribution System. The sharing criterion shall be of proportionality to the volume of orders placed by investors. There shall be no prior reserves nor setting of maximum or minimum lots. No contract for stabilization of the price of the Securities shall be signed. No fund to sustain liquidity for the Securities shall be constituted. No type of discount shall be granted by the Lead Manager to investors interested in requiring the Securities.

4.2. The placement of Securities shall begin, in accordance with Article 3 of CVM Instruction 429 of March 22, 2006, only 5 (five) business days after: (i) filing of the application with the CVM; (ii) publication of the Commencement Announcement of the Offering;

and (iii) availability of this document (“Automatic Registry”). The placement of the Security shall be carried out in accordance with the procedures of the Promissory Note System (“NOTA”), operated by the CETIP.

4.3. If the CVM does not grant Automatic Registry, the terms and conditions of this present Issue shall remain in force, but the period of 5 (five) days referred to in item 4.2 shall be replaced by the periods referred to by CVM Instruction 134, and the term “Automatic Registry” shall be replaced by “Registry”, which shall have the following meaning: “concession of registry of the issue by the CVM”.

4.4. Subject to compliance with the applicable regulations, the Lead Manager shall carry out the public distribution of the Promissory Notes, in such a way as to ensure: (i) that the treatment given to investors is fair and equitable; and (ii) the investment is adapted to the risk profile of its clients.

4.5 In accordance with the option provided for in Article 1 of CVM Instruction 155 of August 7, 1991, for the purposes of this Issue no prospectus nor any advertising material intended for public disclosure shall be used, other than this Announcements of Commencement and Closing of the Distribution and the Summary of Information on the Issue as specified in Appendix I of CVM Instruction 155.

5.  LOCATIONS FOR ACQUISITION OF THE SECURITIES

Those interested in acquiring the Securities may contact the Lead Manager of the Offering at the following address:

BB Banco de Investimento S.A.

Rua Senador Dantas, 105 – 36th Floor

Rio de Janeiro - RJ

Att: Sra. Marília de Oliveira Carmo

Telephone: (21) 3808-3556

Fax: (21) 3808-3239

Email: marilia@bb.com.br/gemec@bb.com.br

6. ADDITIONAL INFORMATION

A full presentation of the details of this Offering is available on the web pages of the Lead Manager (www.bb.com.br), the Issuer ( www.cemig.com.br), the CVM (www.cvm.gov.br) and Cetip ( www.cetip.com.br).

For more information in relation to the Offering and the Securities interested parties should visit the head office of the Lead Manager at the address indicated in item 5 above, or at the CVM, at the CETIP or at the head office of the Issuer, at the addresses indicated below:

CVM (Comissão de Valores Mobiliários –
Brazilian Securities Commission)
Rua Cincinato Braga, 340 – 2nd, 3rd and 4th Floors
Rua Sete de Setembro 111, 5th Floor
São Paulo – SP
Rio de Janeiro – RJ

CETIP (Câmara de Csutódia e Liquidação - Custody and Settlement Chamber)

Rua Líbero Badaró, 425, 24th Floor

01009-000 – São Paulo - SP

www.cetip.com.br

Headquarters of the Issuer:

Cemig Distribuição S.A.

Av. Barbacena, 1200, 17th Floor, A1 Wing, Bairro Santo Agostinho

Belo Horizonte, Minas Gerais, Brazil

Att: Cristiano Corrêa de Barros

Telephone: (31) 3299-4810

Fax: (31) 3299-3790
Email: cbarros@cemig.com.br

Date of commencement of the Offering: 5 (five) business days after the publication of this Commencement Announcement, that is to say on July 26, 2006, as stated in item 4.2.  The application for registry with the CVM was made on July 14, 2006, in accordance with Article 3 of CVM Instruction 429 of March 22, 2006.

The registration of this distribution with the Securities Commission (CVM) aims only to guarantee access to the information that will be given by the Issuer at the request of the subscribers in the location mentioned in this notice, and does not constitute a guarantee by the CVM of the truthfulness of the information, nor any judgment in relation to the quality of the Issuing Company or in relation to the Securities to be distributed.

This public offering was prepared in accordance with the Self-Regulation Code of ANBID for Public Offerings for Distribution and Acquisition of Securities, approved by a General Assembly of ANBID, and which is an integral part of the Minutes registered with the Fourth Notary’s Office for Registry of Legal Entities of the City of São Paulo, São Paulo State, under number 510718, and this present Public Offering thus meets the minimum standards of information contained in the code, and ANBID shall not have any responsibility for the said information, nor for the quality of the Issuer, the Offering Parties, the participation institutions or the Securities that are the subject of the Public

Offering.